Exhibit i

NUVEEN OPEN-END AND CLOSED-END FUNDS

DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

(As Amended and Restated Effective September 23, 2019)

TABLE OF CONTENTS

SECTION 1 PURPOSE OF PLAN; RESTATEMENT EFFECTIVE DATE	1

1.1 Purpose of Plan	1
1.2 Effective Date	1
1.3 Grandfather Rule for Pre-2005 Accounts	1

SECTION 2 DEFINITION OF TERMS AND CONSTRUCTION	1

2.1 Definitions	1
2.2 Plurals and Gender	4
2.3 Headings	4
2.4 Separate Agreement	4

SECTION 3 DEFERRALS	4

3.1 Deferral Election	4
3.2 Payment Reduction	4
3.3 Effect of Election	5
3.4 Unforeseeable Emergencies	5

SECTION 4 ACCOUNTS	5

4.1 Crediting of Deferrals	5
4.2 Valuation of Account	5

SECTION 5 DISTRIBUTIONS FROM ACCOUNT	7

5.1 Participant’s Payment Election	7
5.2 Irrevocability	8
5.3 Death Prior to Complete Distribution of Account	8
5.4 Unforeseeable Emergency	8
5.5 Designation of Beneficiary	8
5.6 Domestic Relations Orders	9
5.7 Compliance With Conflicts of Interest Laws	9

SECTION 6 AMENDMENTS AND TERMINATION	9

6.1 Amendments	9
6.2 Termination	9

SECTION 7 MISCELLANEOUS	10

7.1 Rights of Creditors	10
7.2 Agents	10
7.3 Incapacity	11
7.4 Statement of Account	11
7.5 Governing Law	11
7.6 Non-Guarantee of Status	11

i

7.7 Counsel	11
7.8 Interests Not Transferable	11
7.9 Entire Agreement	11
7.10 Powers of Administrator	11
7.11 Participant Litigation	12
7.12 Successors and Assigns	13
7.13 Severability	13
7.14 Section 409A	13

ii

NUVEEN OPEN-END AND CLOSED-END FUNDS

DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

(As Amended and Restated Effective                     , 2019)

SECTION 1    PURPOSE OF PLAN; RESTATEMENT EFFECTIVE DATE

1.1    Purpose of Plan. The Board of each Participating Fund maintains this Deferred Compensation Plan for Independent Directors and Trustees. The purpose of the Plan is to allow the independent directors and trustees of the Participating Funds to defer receipt of all or a portion of the compensation they earn for their service to the Participating Funds in lieu of receiving current payments of such compensation, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of one or more Eligible Funds. Each Board intends that the Plan shall be maintained at all times on an unfunded basis for federal income tax purposes under the Code. The Plan is not covered by the Employee Retirement Income Security Act of 1974, as amended.

1.2    Effective Date. This amendment and restatement of the Plan is effective July 11, 2019.

1.3    Grandfather Rule for Pre-2005 Accounts. Notwithstanding anything herein to the contrary, the terms of the Pre-2005 Plan shall apply to the portion (if any) of a Participant’s Account as of December 31, 2004, including credited earnings and losses with respect thereto (the “Grandfathered Account”); provided, however, that with respect to any election change otherwise allowable thereunder, (i) such change may be made only during such annual enrollment periods as the Administrator shall establish, and (ii) if a change in the Participant’s payment election would result in the commencement of payment in a given Plan Year, the change may in no event be made later than the end of the annual enrollment period occurring prior to the first day of such Plan Year. With the exception of this Section 1.3 the provisions of this amended and restated Plan shall not apply to such Grandfathered Account. The Pre-2005 Plan shall be deemed to constitute a separate plan for purposes of Section 409A.

SECTION 2    DEFINITION OF TERMS AND CONSTRUCTION

2.1    Definitions. The following terms as used in this Plan shall have the following meanings:

(a)    “Account” shall mean the aggregation of a Participant’s Plan Year Accounts.

(b)    “Administrator” shall mean Nuveen or such other person or persons as Nuveen may from time to time designate, provided that no Participant may serve as Administrator.

(c)    “Beneficiary” shall mean such person or persons designated pursuant to Section 5.5 hereof to receive benefits after the death of a Participant.

(d)    “Board” shall mean the Board of Directors or the Board of Trustees of the respective Participating Funds.

(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(f)    “Compensation” shall mean the retainer and fees paid to a Participant (prior to reduction for Deferrals made under this Plan) for serving as a member of the Board of any Participating Fund or as a member of any committee or subcommittee of such Board.

(g)    “Deferral” shall mean the amount or amounts of a Participant’s Compensation deferred under the provisions of Section 3.

(h)    “Deferral Election” shall mean the Participant’s election under Section 3.1 to defer all or a portion of his or her Compensation.

(i)    “Designated Fund” shall have the meaning set forth in Section 4.2(a).

(j)    “Eligible Fund” means an open-end fund managed by Nuveen and designated by the Boards as a fund that may be chosen by a Participant as a fund in which the Participant’s Account may be deemed to be invested. Unless and until each Board otherwise determines, the Eligible Funds shall include only one or more open-end funds managed by Nuveen. Open-end funds that cease to be managed by Nuveen shall automatically cease to be Eligible Funds, unless one of the Boards otherwise determines with respect to Participants that are members of such Board. The Boards may at any time remove any open-end fund from the list of Eligible Funds, or may add any open-end fund (whether or not managed by Nuveen), for Participants who are members of that Board. Eligible Funds shall be listed on Exhibit B to the Plan, which shall be revised from time to time by the Administrator; provided, however, that failure to list an Eligible Fund on Exhibit B shall not affect its status as a Eligible Fund. The Administrator shall report to the Board on a quarterly basis any changes to Exhibit B.

(k)    “Net Asset Value” shall mean the per share value of an open-end fund, as determined as set forth in such fund’s registration statement under the Investment Company Act of 1940, as amended (“1940 Act”), governing instruments and otherwise in accordance with law.

(l)    “Nuveen” shall mean Nuveen, LLC and its affiliates.

(m)    “Participant” shall mean a member of a Board who is not an “interested person” of a Participating Fund or of Nuveen, as such term is defined under Section 2(a)(19) of the 1940 Act.

(n)    “Participating Fund” shall mean an open-end or closed-end fund managed by Nuveen that either (i) was a Participating Fund as of September 30, 2012, or (ii) has at least $270,000,000 in assets under management. A fund described in the foregoing clause (ii) shall become a Participating Fund on the first Quarterly Date as of which the criterion described in such clause (ii) is satisfied, and its status as a Participating Fund shall continue even if its assets under management should subsequently fall below $270,000,000. For purposes of this definition, a “Quarterly Date” means the first day of a calendar quarter. Participating Funds shall be listed on Exhibit A to the Plan, which shall be revised from time to time by the Administrator; provided, however, that failure to list a Participating Fund on Exhibit A shall not affect its status as a Participating Fund. The Administrator shall report to the Board on a quarterly basis any changes to Exhibit A.

(o)    “Payment Election” shall mean an election pursuant to Section 5.1.

(p)    “Plan” shall mean this Deferred Compensation Plan for Independent Directors and Trustees, as amended from time to time.

(q)    “Plan Year” shall mean the 12-month period beginning January 1 and ending December 31.

(r)    “Plan Year Account” shall mean the book entry account described in Section 4.1(a).

(s)    “Plan Year Subaccount” shall mean, with respect to a Participating Fund, the portion of a Plan Year Account attributable to a Participant’s Compensation deferred to such Participating Fund.

(t)    “Pre-2005 Plan” shall mean the Plan as in effect prior to January 1, 2005.

(u)    “Section 409A” shall mean Section 409A of the Code, as interpreted by regulations and other guidance promulgated thereunder.

(v)    “Separation from Service” means a separation from service within the meaning of Section 409A. A Separation from Service with respect to any Participating Fund shall occur on the date as of which there is a complete termination of a Participant’s relationship as a director (or independent contractor or employee) with respect to such Participating Fund, with no reasonable anticipation (as determined in good faith by the Administrator) of the Participant being reappointed to the Board of such Participating Fund.

(w)    “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Circumstances that may constitute an Unforeseeable Emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code). The purchase of a home and the payment of college tuition generally are not Unforeseeable Emergencies. Whether the Participant is faced with an Unforeseeable Emergency permitting an emergency withdrawal shall be determined by the Administrator in its sole discretion, based on the relevant facts and circumstances and applying regulations and other guidance under Section 409A.

(x)    “Valuation Date” shall mean the last business day of each calendar quarter and any other day upon which Nuveen makes a valuation of the Account.

2.2    Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

2.3    Headings. The headings and subheadings in this Plan are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.4    Separate Agreement. This Plan shall be construed as a separate agreement between each Participant and each of the Participating Funds.

SECTION 3    DEFERRALS

3.1    Deferral Election. A Participant may elect to defer all or a specified percentage or amount of the Compensation earned in a Plan Year by such Participant for serving as a member of the Board of any Participating Fund or as a member of any committee or subcommittee thereof. Reimbursement of expenses of attending meetings of the Board, committees of the Board or subcommittees of such committees may not be deferred. Such election shall be made by executing before the first day of such Plan Year such election notice as the Administrator may prescribe; provided, however, that upon first becoming eligible to participate in the Plan by reason of appointment to a Board, a Participant may file a Deferral Election not later than 30 days after the effective date of such appointment, which election shall apply to Compensation earned in the portion of the Plan Year commencing the day after such election is filed and ending on the last day of such Plan Year.

3.2    Payment Reduction. While a Deferral Election is in effect, deferrals described in Section 3.1 shall be withheld, based upon the percentage or amount elected, from each payment of Compensation to which the Participant would otherwise have been entitled but for his Deferral Election.

3.3    Effect of Election. A Deferral Election pursuant to Section 3.1 shall apply only to the Plan Year for which it is made and shall be irrevocable except to the extent otherwise provided in Section 3.4.

3.4    Unforeseeable Emergencies. In the event of a Participant’s Unforeseeable Emergency on account of which the Participant receives a withdrawal pursuant to Section 5.4, the Participant’s Deferral Election shall be canceled.

SECTION 4    ACCOUNTS

4.1    Crediting of Deferrals.

(a)    The Administrator shall establish a book entry account (“Plan Year Account”) consisting of one or more Plan Year Subaccounts, to which will be credited an amount equal to the Participant’s Deferrals of Compensation from each respective Participating Fund under this Plan with respect to such Plan Year. The requirement to maintain separate Plan Year Subaccounts shall be deemed satisfied if the Administrator maintains (i) separate Plan Year Accounts and (ii) adequate records to enable the portions of each Plan Year Account attributable to the respective Plan Year Subaccounts to be calculated at any time.

(b)    Any Compensation from a Participating Fund for a Plan Year earned by a Participant which he has elected to defer pursuant to the Plan will be credited to the corresponding Plan Year Subaccount on the date such Compensation otherwise would have been payable to such Participant.

(c)    The obligations to pay the amounts in a Participant’s Plan Year Subaccounts associated with a Participating Fund shall be the sole obligation of that Participating Fund.

(d)    Plan Year Subaccounts shall be debited to reflect any distributions from such subaccounts. Such debits shall be allocated to the Plan Year Subaccount as of the date such distributions are made.

4.2    Valuation of Account.

(a)    Each Board shall from time to time designate one or more open-end funds managed by Nuveen as Eligible Funds. A Participant, on his Deferral Election form, shall have the right to select from the then-current list of Eligible Funds one or more funds in which his Account shall be deemed invested as set forth in this Section 4.2 (“Designated Funds”). A Participant shall designate whether his election pursuant to this Section 4.2(a), or change in election pursuant to Section 4.2(b), is to apply to his entire Account or to one or more Plan Year Accounts as specified in the election. A Participant may designate an Eligible Fund even if he is not a member of the Board of that Eligible Fund. Except as provided below, amounts credited to a Participant’s Account shall be treated as though such amounts had been invested and reinvested in shares of the Participant’s Designated Funds, initially calculated as follows:

(i)    the product of

(A)    the amount of such Deferrals and

(B)    the percentage of such Deferrals to be deemed invested in that Designated Fund, divided by

(ii)    the Designated Fund’s Net Asset Value per share as of the date such amount is so credited.

(b)    Pursuant to rules established by the Administrator from time to time, each Participant may direct that the Designated Funds in which his or her Account is deemed invested be changed. Any election to change such investment direction shall indicate the dollar amount or percentage of the balance in such Account (determined based on the then current Net Asset Value of each Designated Fund in which the Account is deemed invested immediately prior to giving effect to such investment change) to be invested in each such Designated Fund. Any such change shall be effective on the third Saturday of the second month of each calendar quarter (“effective date”). The number of shares of each Designated Fund to be deemed held in the Participant’s Account following such investment change shall be calculated as follows:

(i)    the product of

(A)    the balance in such Account and

(B)    the percentage of such balance to be deemed invested in that Designated Fund divided by

(ii)    the Designated Fund’s Net Asset Value per share as of the effective date.

(c)    If a Designated Fund shall pay a stock dividend on, or split, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Participant’s Account shall be adjusted as though shares of such Designated Fund were actually held by the Account in order to preserve rights substantially proportionate to the rights deemed held immediately prior to such event.

(d)    On each payment date of dividends or capital gains distributions declared on shares of any Designated Fund in which a Participant’s Account is deemed invested, the Account will be credited with book adjustments representing all dividends or capital gains distributions which would have been realized had such account been invested in shares of such Designated Fund and such dividend or capital gains distribution had been received and reinvested.

(e)    The value of a Plan Year Subaccount on any Valuation Date shall be the sum of (i) the number of shares of each Designated Fund deemed to be held in the Plan Year Subaccount as provided by the preceding paragraphs, multiplied by (ii) the Net Asset Value per share of such Designated Fund on the Valuation Date.

(f)    On each date upon which a distribution of less than the entire balance is to be charged to a Participant’s Plan Year Subaccount, the amount of such distribution shall,

unless the Participant otherwise specifies in accordance with rules established by the Administrator, be allocated among all of the Designated Funds in which the Plan Year Subaccount is deemed to be invested in proportion to the aggregate value of the number of deemed shares of each such Designated Fund, and the number of deemed shares of each such Designated Fund shall then be reduced by the portion of the distribution allocated to such Designated Fund divided by the Net Asset Value per share of such Designated Fund on the date on which the distribution is charged.

(g)    If an Eligible Fund is removed from the list of Eligible Funds for any reason then no further deferrals shall be deemed invested in such fund (although prior deferrals may remain deemed invested in such fund) and, unless the Board otherwise determines, the Administrator shall give each Participant whose Account is deemed to be invested in such Eligible Fund a reasonable period to submit a new designation, and any Participant who fails to submit a new designation shall be subject to the provisions of the last sentence of Section 4.2(h) below.

(h)    As of each Valuation Date, income, gain and loss equivalents (determined as if the Account were invested in the manner set forth under Section 4.2(a) above) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant’s Plan Year Subaccounts. Except as provided below, the Participant’s Plan Year Subaccounts shall receive a return in accordance with his deemed investment designations, provided such designations conform to the provisions of this Section. If:

(i)    the Participant does not furnish the Administrator with a written designation,

(ii)    the written designation from the Participant is unclear, or

(iii)    less than all of the Participant’s Account is covered by such written designation,

then the Participant’s Account shall receive no return until such time as the Participant shall provide the Administrator with instructions.

SECTION 5    DISTRIBUTIONS FROM ACCOUNT

5.1    Participant’s Payment Election.

(a)    Simultaneously with the filing of a Deferral Election for a Plan Year pursuant to Section 3.1, a Participant shall elect on such form as the Administrator may prescribe the time and manner in which the corresponding Plan Year Account shall be distributed. Such election shall specify (i) whether each Plan Year Subaccount within the Plan Year Account is to be paid in a lump sum, in 20 substantially equal quarterly installments, or in five substantially equal annual installments, and (ii) the date on which such lump-sum payment is to be made and/or such installments are to commence. For purposes of clause (ii) of the preceding sentence a Participant may specify either (i) the time of the Participant’s Separation from Service, (ii) a specific date (irrespective of whether such date is before or after the Participant’s Separation from Service), or (iii) the earlier of the Participant’s Separation from Service or a specific date. In the event of a Participant’s Separation from Service from some but not all of the Participating Funds to which the Participant’s Plan Year Account is attributable, to the extent a Participant’s Payment Election relates to his or her Separation from Service it shall affect only the Plan Year Subaccounts attributable to the Participating Funds from which the Participant has incurred a Separation from Service.

(b)    A Participant’s Payment Election shall apply only to the Plan Year Account for which it is made.

(c)    Except as otherwise provided in this Section 5, the balance in a Participant’s Plan Year Account shall be paid in accordance with the Participant’s valid Payment Election made for such Plan Year Account pursuant to this Section 5.

5.2    Irrevocability. Except as otherwise provided in this Section 5, a Participant’s Payment Election shall be irrevocable.

5.3    Death or Disability Prior to Complete Distribution of Account. If a Participant dies or becomes disabled (as defined in Section 409A) prior to the commencement of the distribution of the amounts credited to his Account, the balance of such Account shall be distributed to the Participant or his Beneficiary, as applicable, in a lump sum as soon as practicable after the Participant’s death or disability. If a Participant dies or becomes disabled after the commencement of such distributions, but prior to the complete distribution of his Account, the balance of the amounts credited to his Account shall be distributed to the Participant or his Beneficiary, as applicable, over the remaining period during which such amounts were otherwise distributable to the Participant under Section 5.1 hereof.

5.4    Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, such Participant may request an emergency withdrawal from his or her Account. Any such request shall be subject to the approval of the Administrator, which approval shall not be granted to the extent that such need may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or (iii) by cessation of deferrals under this Plan. A Participant may withdraw all or a portion of his or her Account due to an Unforeseeable Emergency; provided, however, that the withdrawal shall not exceed the amount reasonably needed to satisfy the need created by the Unforeseeable Emergency (including any amounts necessary to pay and Federal, state or local income or employment taxes or penalties reasonably anticipated to arise from the payment, as determined by the Administrator).

5.5    Designation of Beneficiary. For the purposes of Section 5.3 hereof, the Participant’s Beneficiary shall be the person or persons so designated by the Participant in a written instrument submitted to the Administrator. Subject to rules established by the Administrator, a Participant may designate multiple or alternative Beneficiaries, and may change his Beneficiary at any time without the consent of any prior Beneficiary; provided that no change of a Beneficiary shall be effective unless and until actually received, in proper form, by the Administrator during the Participant’s life. The Administrator’s determination of the person eligible to receive the Account of a deceased Participant, if made in good faith, shall be final and binding on all parties. If a Participant fails to properly designate a Beneficiary or if his Beneficiary predeceases him, his Beneficiary shall be his estate.

5.6    Domestic Relations Orders. If any judgment, decree or order (including approval of a property settlement agreement) which (i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant, and (ii) is made pursuant to a state or foreign domestic relations law (including a community property law) directs assignment of a portion of a Participant’s Account to a spouse, former spouse, child, or other dependent of a Participant, such amount may be paid in a lump-sum cash payment at the request of the person to whom assignment is directed to be made as soon as administratively possible after the Administrator’s receipt of the signed order, as long as the order (or a written direction to the Administrator of how to interpret the order, signed by the Participant and the person to whom the order directs assignment) clearly specifies the amount of the Account assigned and the timing of payment to the person to whom the assignment is made.

5.7    Compliance With Conflicts of Interest Laws. Notwithstanding any provision herein to the contrary, payment of a Participant’s Account shall be accelerated to the extent (and only to the extent) reasonably necessary to avoid the violation of an applicable Federal, state, or local conflicts of interest law.

SECTION 6    AMENDMENTS AND TERMINATION

6.1    Amendments. The Boards reserve the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Plan by action of the Boards, except that no amendment shall reduce the balance in any Participant’s Account, or (unless necessary to comply with the 1940 Act or other applicable law) significantly delay the time at which such balance is payable without the consent of the Participant affected.

6.2    Termination.

(a)

In General. Each Board may terminate this Plan as applied to Participants who are members of such Board at any time by action of such Board. If one Board elects to terminate the Plan with respect to the Participants who are members of such Board, the Plan shall remain in effect with respect to Participants who are members of one or more other Boards. Upon termination, payment of each Participant’s then current Account value shall be made in such manner as the Administrator shall determine consistent with the requirements of Section 409A.

(b)	Liquidating Fund Termination; Change in Control

(i)	Notwithstanding any provision to the contrary herein, in the event a Participating Fund liquidates in a corporate dissolution taxed under

Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A) (a “Liquidating Fund”), the Board of such Participating Fund may terminate and liquidate this Plan (a “Liquidating Fund Termination”) pursuant to the corporate dissolution exception of Treas. Reg. § 1.409A-3(j)(4)(ix)(A) with respect to Accounts attributable to the deferral of Compensation from such Participating Fund (“Affected Accounts”) by current or former members of the Board of such Participating Fund (“Affected Participants”). Similarly, in the event a Participating Fund undergoes a change of control as defined Code Section 409A and guidance thereunder, the Board of such Participating Fund shall terminate and liquidate this Plan (a “CIC Fund Termination”) with respect to Affected Accounts of Affected Participants

(ii)

In the event of a Liquidating Fund Termination or a CIC Fund Termination, the value of the Affected Accounts of the Affected Participants shall be paid in a lump sum no later than the last day of the calendar year in which the Liquidating Fund Termination occurs or, if later, the last day of the first calendar year in which the payment is administratively feasible.

(iii)

Except as set forth above, a Liquidating Fund Termination or a CIC Fund Termination shall not otherwise affect the Plan, and in particular shall have no effect on any Accounts other than the Affected Accounts.

SECTION 7    MISCELLANEOUS

7.1    Rights of Creditors.

(a)    This Plan is unfunded. With respect to the payment of amounts credited to a Participant’s Account, the Participant and his Beneficiaries have the status of unsecured creditors of the Participating Fund to which such Account relates. The Plan shall not be construed as conferring on a Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property or any kind possessed by the Participating Funds. To the extent that a Participant or any other person acquires a right to receive payments from the Participating Funds, such right shall be no greater than the right of an unsecured general creditor.

(b)    This Plan is executed on behalf of each Participating Fund by an officer of that Participating Fund as such and not individually. Any obligation of a Participating Fund hereunder shall be an unsecured obligation of that Participating Fund and not of any other person.

7.2    Agents. Each Participating Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Plan. Each Participating Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Plan.

7.3    Incapacity. If the Administrator shall receive evidence satisfactory to it that a Participant or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Participant or Beneficiary and that no guardian, committee or other representative of the estate of the Participant or Beneficiary shall have been duly appointed, a Participating Fund may make payment of such benefit otherwise payable to the Participant or Beneficiary to such other person or institution, including a custodian under a Uniform Transfers to Minors Act or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

7.4    Statement of Account. The Administrator will furnish each Participant with a statement setting forth the value of such Participant’s Plan Year Accounts as of the end of each calendar year and all credits to and payments from such Plan Year Accounts during such year. Such statements will be furnished no later than 60 days after the end of each calendar year.

7.5    Governing Law. This Plan shall be governed by the laws of the State of Illinois without regard to any state’s conflicts of laws principles.

7.6    Non-Guarantee of Status. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of a Participant to be, or remain as, a director or a trustee of a fund, or to receive any, or any particular rate of, Compensation.

7.7    Counsel. Each Board may consult with legal counsel with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

7.8    Interests Not Transferable. A Participant’s and Beneficiaries’ interests in the Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall be deemed null and void; no Participating Fund shall recognize the rights of any party under this Plan except those of the Participant or his Beneficiary; provided that this Section 7.8 shall not preclude a Participating Fund from offsetting any amount payable to a Participant hereunder by any amount owed by such Participant to that Participating Fund or to Nuveen.

7.9    Entire Agreement. This Plan contains the entire understanding between each Participating Fund and the Participants with respect to the payment of non-qualified deferred compensation by a Participating Fund to the Participants.

7.10    Powers of Administrator. In addition to other powers specifically set forth herein, the Administrator shall have all discretionary power and authority necessary or convenient for the administration of this Plan, including without limitation the authority to:

(a)    construe and interpret the Plan, and resolve any inconsistency or ambiguity with respect to any of its terms;

(b)    decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(c)    prescribe rules and procedures to be followed by Participants or Beneficiaries in making any election or taking any action provided for herein, which rules and procedures may alter any provision of the Plan that is administrative or ministerial in nature without the necessity for an amendment;

(d)    allocate Accounts among the Eligible Funds;

(e)    maintain all the necessary records for the administration of the Plan;

(f)    delegate any of it duties or powers under the Plan to any other person acting under its supervision; and

(g)    do all other acts which the Administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.

Any rule or procedure adopted by the Administrator, or any decision, ruling or determination made by the Administrator, in good faith shall be final, binding and conclusive on all Participating Funds, Participants, Beneficiaries and all persons claiming through them. The authority of the Administrator may be exercised by such person as the Chief Executive Officer of the Administrator may designate or, in the absence of a specific designation, by those officers and employees of the Administrator whose normal duties include payment of compensation to independent directors and trustees.

7.11    Participant Litigation. In any action or proceeding regarding the Participants or their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against either Board, any Participating Fund, the Administrator, or any of their respective officers, directors, trustees, employees or agents (an “indemnified party”), by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to the indemnified party of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of each of the indemnified parties from any and all liability and obligation not involving willful misconduct or gross neglect.

7.12    Successors and Assigns. This Plan shall be binding upon, and shall inure to the benefit of, the Participating Funds and their successors and assigns and to the Participants and their heirs, executors, administrators and personal representatives.

7.13    Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

7.14    Section 409A. Except with respect to Grandfathered Accounts, this Plan is intended to comply with Section 409A, and shall be administered and interpreted in accordance with such intent. If the Boards (or the Administrator, to the extent the Boards delegate such authority to the Administrator) determine that any provision of the Plan is or might be inconsistent with the requirements of Section 409A, they shall attempt in good faith to make such changes to the Plan as may be necessary or appropriate to avoiding a Participant’s becoming subject to adverse tax consequences under Code Section 409A. Notwithstanding the foregoing, neither the Boards nor the Administrator make any representation that the Plan complies with Section 409A and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

IN WITNESS WHEREOF, each Participating Fund listed on Appendix A has caused this amended and restated Plan to be executed by one of its duly authorized officers, this 23rd day of September 2019.

By:	/s/ Gifford R. Zimmerman
Name:	Gifford R. Zimmerman
Title:	Vice President and Assistant Secretary,

EXHIBIT A

NUVEEN OPEN-END AND CLOSED-END FUNDS

DEFERRED COMPENSATION PLAN FOR INDEPENDENT

DIRECTORS AND TRUSTEES

Participating funds 1 : Funds from which director compensation can be deferred 2 : AUM ≥ $270MM 3 : funds do not lose Participating status from a subsequent loss of assets 4 : list updated each quarter, with new funds that have surpassed the $270MM threshold

Current List of Participating Funds

Nuveen All Cap Energy MLP Opportunities Fund

Nuveen All-American Municipal Bond Fund

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen AMT-Free Quality Municipal Income Fund

Nuveen Build America Bond Fund

Nuveen California AMT-Free Quality Municipal Income Fund

Nuveen California High Yield Municipal Bond Fund

Nuveen California Municipal Bond Fund

Nuveen California Municipal Value Fund, Inc.

Nuveen California Quality Municipal Income Fund

Nuveen California Select Tax-Free Income Portfolio

Nuveen Colorado Municipal Bond Fund

Nuveen Connecticut Municipal Bond Fund

Nuveen Connecticut Quality Municipal Income Fund

Nuveen Core Equity Alpha Fund

Nuveen Credit Opportunities 2022 Target Term Fund

Nuveen Credit Strategies Income Fund

Nuveen Diversified Dividend and Income Fund

Nuveen Dividend Value Fund

Nuveen Dow 30SM Dynamic Overwrite Fund

Nuveen Energy MLP Total Return Fund

Nuveen Enhanced Municipal Value Fund

Nuveen Equity Long/Short Fund

Nuveen Equity Market Neutral Fund

Nuveen Floating Rate Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Global High Income Fund

Nuveen Global Infrastructure Fund

Nuveen Gresham Diversified Commodity Strategy Fund

Nuveen High Income Bond Fund

Nuveen High Income December 2019 Target Term Fund

Nuveen High Income November 2021 Target Term Fund

Nuveen High Yield Municipal Bond Fund

Nuveen Intermediate Duration Municipal Bond Fund

Nuveen Intermediate Duration Municipal Term Fund

Nuveen International Growth Fund

Nuveen Kansas Municipal Bond Fund

Nuveen Kentucky Municipal Bond Fund

Nuveen Large Cap Core Fund

Nuveen Large Cap Growth Fund

Nuveen Large Cap Value Fund

Nuveen Limited Term Municipal Bond Fund

Nuveen Maryland Quality Municipal Income Fund

Nuveen Massachusetts Municipal Bond Fund

Nuveen Michigan Municipal Bond Fund

Nuveen Michigan Quality Municipal Income Fund

Nuveen Mid Cap Growth Opportunities Fund

Nuveen Mid Cap Value Fund

Nuveen Minnesota Intermediate Municipal Bond Fund

Nuveen Minnesota Municipal Bond Fund

Nuveen Missouri Municipal Bond Fund

Nuveen Mortgage Opportunity Term Fund

Nuveen Municipal Credit Income Fund

Nuveen Municipal Credit Opportunities Fund

Nuveen Municipal High Income Opportunity Fund

Municipal Total Return Managed Accounts Portfolio

Nuveen Municipal Value Fund, Inc.

Nuveen Nasdaq 100 Dynamic Overwrite Fund

Nuveen New Jersey Municipal Bond Fund

Nuveen New Jersey Quality Municipal Income Fund

Nuveen New York AMT-Free Quality Municipal Income Fund

Nuveen New York Municipal Bond Fund

Nuveen New York Quality Municipal Income Fund

Nuveen New York Select Tax-Free Income Portfolio

Nuveen North Carolina Municipal Bond Fund

Nuveen North Carolina Quality Municipal Income Fund

Nuveen NWQ Flexible Income Fund

Nuveen NWQ Global Equity Income Fund

Nuveen NWQ International Value Fund

Nuveen NWQ Large-Cap Value Fund

Nuveen NWQ Multi-Cap Value Fund

Nuveen NWQ Small-Cap Value Fund

Nuveen Ohio Municipal Bond Fund

Nuveen Ohio Quality Municipal Income Fund

Nuveen Pennsylvania Municipal Bond Fund

Nuveen Pennsylvania Quality Municipal Income Fund

Nuveen Preferred & Income Opportunities Fund

Nuveen Preferred & Income Securities Fund

Nuveen Preferred and Income Term Fund

Nuveen Preferred Securities and Income Fund

Nuveen Quality Municipal Income Fund

Nuveen Real Asset Income and Growth Fund

Nuveen Real Asset Income Fund

Nuveen Real Estate Income Fund

Nuveen Real Estate Securities Fund

Nuveen S&P 500 Buy-Write Income Fund

Nuveen S&P 500 Dynamic Overwrite Fund

Nuveen Santa Barbara Dividend Growth Fund

Nuveen Select Tax-Free Income Portfolio

Nuveen Select Tax-Free Income Portfolio 2

Nuveen Select Tax-Free Income Portfolio 3

Nuveen Senior Income Fund

Nuveen Short Duration Credit Opportunities Fund

Nuveen Short Duration High Yield Municipal Bond Fund

Nuveen Short Term Municipal Bond Fund

Nuveen Small Cap Select Fund

Nuveen Small Cap Value Fund

Nuveen Strategic Income Fund

Nuveen Strategic Municipal Opportunities Fund

Nuveen Symphony Floating Rate Income Fund

Nuveen Symphony High Yield Income Fund

Nuveen Tax-Advantaged Dividend Growth Fund

Nuveen Tax-Advantaged Total Return Strategy Fund

Nuveen Tennessee Municipal Bond Fund

Nuveen Virginia Municipal Bond Fund

Nuveen Virginia Quality Municipal Income Fund

Nuveen Winslow Large-Cap Growth Fund

Exhibit A - Page 1

EXHIBIT B

NUVEEN OPEN-END AND CLOSED-END FUNDS DEFERRED COMPENSATION

PLAN FOR INDEPENDENT DIRECTORS AND TRUSTEES

ELIGIBLE FUNDS

Eligible funds 1 : funds in which deferred compensation can be deemed invested 2 : selected from equity and taxable income open-end funds 3 : municipal funds are not included as they are tax-exempt and would therefore not be appropriate in a tax-advantaged deferred compensation plan 4 : deferred compensation is not actually invested in these funds; investments track the performance of these funds 5 : updated annually

Current List of Eligible Funds

Nuveen Dividend Value Fund

Nuveen International Growth Fund

Nuveen Large-Cap Value Fund

Nuveen Mid Cap Growth Opportunities Fund

Nuveen NWQ International Value Fund

Nuveen NWQ Large-Cap Value Fund

Nuveen NWQ Multi-Cap Value Fund

Nuveen NWQ Small-Cap Value Fund

Nuveen Real Asset Income Fund

Nuveen Santa Barbara Dividend Growth Fund

Nuveen Symphony Credit Opportunities Fund

Nuveen Symphony Floating Rate Income Fund

Nuveen Winslow Large-Cap Growth Fund

Exhibit B - Page 1